Tuscan Gardens Secured Income Fund, LLC

189 South Orange Avenue, Suite 1650, Orlando, Florida 32801
(407) 331-8004

Dated: June 19, 2015

5,000 Membership Units

This Offering involves the purchase of Multi-Class Preferred*
Membership Units ("Units") in Tuscan Gardens Secured Income*
Fund LLC (the "Fund"),which was formed for the purpose of acquiring one *
(1) toten (10) parcels of real estate in the United States, developing * and constructing on each parcel a luxurious senior housing community * consisting of independent living, assisted living and/or memory care * for approximately sixty (60) to two-hundred and forty (240) residents * (collectively the "Properties"),and ultimately to own and/or operate * or sell the Properties*


The Offering commenced on June 19, 2015 and will terminate upon the earlier* of: (i) the completion of the sale of all of the Units, or (ii) December*
31, 2016. The Offering may be extended by the Fund in its sole discretion* (the "Offering Period"). The Offering may be closed from time to time,* in tranches of any number of Units (collectively the "Closings"). The total* amount of the Offering is Fifty Million Dollars ($50,000,000). We are* offering a minimum of Fifty (50) Units and a maximum of Ten Thousand* (10,000) Units. Each Unit is priced at Five Thousand Dollars ($5,000) and a* minimum purchase of five (5) Units is required, although the minimum number* of Units may be offered in fractions at the discretion of the Manager. The* executive management of the Fund may purchase less. Any number of additional* Units may be purchased. During the Offering Period, funds collected for the* purchase of Units will be deposited in an escrow account owned by the Fund* but escrow may be broken at such time as Fifty (50) Units are sold and the* investment proceeds are received in the amount of Two Hundred and Fifty* Thousand Dollars ($250,000.00). Thereafter, escrow deposits will not be * required.


Price to Public
 Underwriting Discounts and Commissions
 Proceedsto the Fund

Per Unit
 $5,000
N/A
$5,000
 Total Minimum
 $250,000 N/A
 $250,000
Total Maximum
*
$50,000,000
N/A
 $50,000,000

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS * SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE * THEIR ENTIRE INVESTMENT. SEE ITEM 3 FOR THE RISK FACTORS THAT MANAGEMENT * BELIEVES PRESENT THE MOST SUBSTANTIAL RISKS TO AN INVESTOR IN THIS OFFERING. * IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION * OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS * INVOLVED.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF * ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE * ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR SELLING LITERATURE. THESE * SECURITIES ARE OFFERED UNDER AN EXEMPTION FROM REGISTRATION; HOWEVER, THE * COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THESE SECURITIES ARE * EXEMPT FROM REGISTRATION.

Table of Contents



PageITEM 1 IMPORTANT NOTICES TO INVESTORS 1


ITEM 2 SUMMARY OF THE FUND 3
ITEM 3 RISK FACTORS 4
ITEM 4 PLAN OF DISTRIBUTION 11
ITEM 5 USE OF PROCEEDS 11
ITEM 6 DESCRIPTION OF BUSINESS 12
ITEM 7 DESCRIPTION OF PROPERTY 12
ITEM 8 DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES 12
ITEM 9 REMUNERATION OF DIRECTORS AND OFFICERS 14
ITEM 10 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS 14
ITEM 11 INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS 14
ITEM 12 SECURITIES BEING OFFERED 14

ITEM 1
IMPORTANT NOTICES TO INVESTORS


IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN* EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING,* INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE* NOT BEEN RECOMMENDED OR APPROVED BY ANY FEDERAL OR STATE* SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE,*
THESE AUTHORITIES HAVE NOT PASSED UPON THE ACCURACY OR ADEQUACY* OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY*
IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREUNDER INVOLVE A HIGH DEGREE OF RISK AND *
ARE SUITABLE ONLY FOR PERSONS OF SUBSTANTIAL MEANS THAT HAVE NO NEED * FOR LIQUIDITY IN THIS INVESTMENT AND WHO ARE ABLE TO BEAR THE ECONOMIC * RISKS OF THIS INVESTMENT, INCLUDING A TOTAL LOSS. THERE IS PRESENTLY NO * PUBLIC MARKET FOR THE SECURITIES AND NONE IS LIKELY TO EVER DEVELOP.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFER OR SALE OF THE * UNITS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED * IN THIS OFFERING CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR * REPRESENTATIONS, WRITTEN OR ORAL, THAT DO NOT CONFORM TO THOSE INCLUDED IN * THIS OFFERING CIRCULAR ARE NOT PERMITTED AND MUST NOT BE RELIED UPON BY ANY * PROSPECTIVE INVESTOR.

NO ASSURANCE IS MADE THAT THE FUND WILL ULTIMATELY SUCCEED IN ITS BUSINESS * PURPOSE. THE PURCHASE OF THE SECURITIES IS HIGHLY SPECULATIVE AND INVOLVES * A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT * AFFORD A TOTAL LOSS OF HIS OR HER INVESTMENT.

FOREIGN INVESTORS OR NON-U.S. PERSONS

IT IS THE RESPONSIBILITY OF ANY PERSON OR ENTITY WISHING TO PURCHASE AN * INTEREST TO SATISFY HIMSELF, HERSELF OR ITSELF AS TO THE FULL OBSERVANCE OF * THE LAWS OF ANY RELEVANT TERRITORY OUTSIDE OF THE UNITED STATES IN * CONNECTION WITH ANY SUCH PURCHASE, INCLUDING OBTAINING ANY REQUIRED * GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER APPLICABLE FORMALITIES.

COMPLIANCE WITH ANTI-MONEY LAUNDERING REQUIREMENTS.


THE FUND MAY BE SUBJECT TO CERTAIN PROVISIONS OF THE USA* PATRIOT ACT OF 2001 (THE "PATRIOT ACT"), INCLUDING, BUT*
NOT LIMITED TO, TITLE III THEREOF, THE INTERNATIONAL"
MONEY LAUNDERING AND ABATEMENT AND ANTI-TERRORIST*
FINANCING ACT OF 2001 ("TITLE III"), CERTAIN REGULATORY AND* LEGAL REQUIREMENTS IMPOSED OR ENFORCED BY THE OFFICE OF* FOREIGN ASSETS CONTROL ("OFAC") AND OTHER SIMILAR LAWS*
OF THE UNITED STATES. IN RESPONSE TO INCREASED REGULATORY* CONCERNS WITH RESPECT TO THE SOURCES OF FUNDS USED IN* INVESTMENTS AND OTHER ACTIVITIES, THE FUND MAY REQUEST*
THAT INVESTORS PROVIDE ADDITIONAL DOCUMENTATION VERIFYING,* AMONG OTHER THINGS, SUCH INVESTOR'S IDENTITY AND SOURCE OF* FUNDS TO BE USED TO PURCHASE UNITS. THE FUND MAY DECLINE*
TO ACCEPT A SUBSCRIPTION IF THIS INFORMATION IS NOT PROVIDED* OR ON THE BASIS OF THE INFORMATION THAT IS PROVIDED.REQUESTS* FOR DOCUMENTATION AND ADDITIONAL INFORMATION MAY BE MADE AT* ANY TIME DURING WHICH AN INVESTOR HOLDS UNITS. THE FUND MAY* BE REQUIRED TO REPORT THIS INFORMATION, OR REPORT THE FAILURE* TO COMPLY

WITH SUCH REQUEST FOR INFORMATION, TO APPROPRIATE GOVERNMENTAL AUTHORITIES, * IN CERTAIN CIRCUMSTANCES, WITHOUT INFORMING AN INVESTOR THAT SUCH INFORMATION * HAS BEEN REPORTED. THE FUND WILL TAKE SUCH STEPS AS IT DETERMINES ARE * NECESSARY TO COMPLY WITH THE APPLICABLE LAWS, REGULATIONS, ORDERS, * DIRECTIVES, OR SPECIAL MEASURES, INCLUDING, BUT NOT LIMITED TO, THOSE *
IMPOSED OR ENFORCED BY OFAC, THE PATRIOT ACT AND TITLE III. THESE STEPS *
MY INCLUDE PROHIBITING AN INVESTOR FROM MAKING FURTHER CONTRIBUTIONS OF * CAPITAL TO THE FUND, DEPOSITING DISTRIBUTIONS TO WHICH SUCH INVESTOR WOULD * OTHERWISE BE ENTITLED TO INTO AN ESCROW ACCOUNT OR CAUSING THE WITHDRAWAL OF * SUCH INVESTOR FROM THE FUND.

ITEM 2
SUMMARY OF THE FUND

2.1 Limited Liability Company. The name, address and telephone number of the * Fund is:

Tuscan Gardens Secured Income Fund LLC
189 S. Orange Ave., Suite 1650, Orlando, FL 32801
(407) 331-8004*


Tuscan Gardens Secured Income Fund Manager LLC is the Manager of the Fund and* will be making the investment decisions for the Fund.

2.2 Manager. The name, address, and telephone number of the Manager are:

Tuscan Gardens Secured Income Fund Manager LLC
189 S. Orange Ave., Suite 1650, Orlando, FL 32801
(407) 331-8004


Tuscan Gardens Management Group (the "Management Corporation") is the Manager* of Tuscan Gardens Secured Income Fund Manager LLC, and will be making the* business decisions for Tuscan Gardens Secured Income Fund Manager LLC.

2.3 Term of the Fund. The Fund commenced on June 19, 2015 and its term shall* be perpetual unless sooner terminated under the provisions found in Article* 13 of the Operating Agreement of the Fund.

2.4 Manager may receive substantial fees and profits. The Manager may receive* substantial fees and profits from the acquisition, development, construction,* operation, management, lease, and disposition of the Properties under the* provisions of the Operating Agreement of the Fund.

2.5 Cash distributions. One of the investment objectives of the Fund is to* generate distributable cash from the operations of the Properties. The* Manager shall make distributions of the cash available from the leasehold* of the Properties as more fully set out hereinbelow.

2.6 Properties to be purchased. The Fund intends to purchase one (1) to ten*
(10) parcels of real estate in the United States, developing and constructing* on each parcel a luxurious senior housing community consisting of independent* living, assisted living and/or memory care for approximately sixty (60) to* two-hundred and forty (240) residents (collectively the "Properties"), and* ultimately to own and/or operate or sell the Properties.

2.7 Cost recovery method to be used. The Manager intends to use the straight* line cost recovery method on the appropriate useful life schedule available* to senior residential facilities.

2.8 Amount of leverage to be used. The Manager anticipates using debt* financing to purchase, develop and construct the Properties. The maximum* loan amount is anticipated to be seventy-five percent (75%) of the value* of the Properties, once completed; however, the Manager reserves the right* to exceed that percentage.

2.9 Capital Reserve. The Fund Manager will provide a Capital Reserve for* the payment of the Fixed Rate of Return on Threshold Invested Capital,* such that such payments shall be made first on the operations of the Fund* and secondly, to the extent such funds are not available, from the Capital* Reserve.

2.10 Definition of terms. The terms used in this Offering Circular are* defined in Article 2 of the Fund Operating Agreement, attached hereto.

2.11 Manner of Investment. Persons interested in investing in the Fund should * complete the Qualification Profile and the Subscription Agreement, attached * hereto. The completed Subscription Agreement should be delivered via mail, * together with full payment for Units Subscribed For, to Tuscan Gardens * Secured Income Fund LLC at 189 S. Orange Ave., Suite 1650, Orlando, FL *
32801.   All subscription checks should be made payable to "Tuscan Gardens *
Secured Income Fund LLC, Escrow Account" Funds collected for the purchase of * Units will be deposited in an escrow account owned by the Fund and may not * be withdrawn or revoked by subscribers, except as otherwise provided by law. * Acceptance of the Subscription Agreement is subject to verification that the * Investor meets the Fund's Suitability Standards.

ITEM 3
RISK FACTORS

An investment in the Units offered hereby involves a number of risks.* Prospective investors should carefully consider the following* information about these risks, together with the other information* in this Offering Circular, before investing in the Units.

The Fund is engaged in a business that involves a number of risks* and an investment in the Units is speculative in nature*
Prospective investors should make an investment in the Units only after* consulting with independent, qualified sources of investment and tax* advice and only if their financial condition will permit them to bear* the risk of a total loss of their investment. Prospective* investors should consider an investment in the Units only as a long-term*
 investment.

Prospective investors should carefully consider the risks and uncertainties * described below, as well as all of the other information included in this * Offering Circular, before deciding whether to purchase any Units. Any of the * following risks and uncertainties could materially, adversely affect the Fund * and its overall financial condition and, therefore, could negatively impact * the value of an investment. Prospective investors should not invest in the * Units unless they can afford to lose the investment made with the Fund.

RISKS RELATED TO THE COMPANY'S BUSINESS AND BUSINESS MODEL

3.1 Tuscan Gardens Design Concept. The design concept upon which Tuscan* Gardens is premised includes, as the centerpiece of the residence, an* open, community kitchen, accessible to all residents.*
There can be no assurance that the Fund will be able to bring that* design concept to fruition to its fullest, based on health, safety,* and other laws, rules, regulations and standards applicable to* the structure and its intended use.

3.2 Lack of operating history. The Fund and its affiliated entities* have no operating history. The Fund is using an unproven business* model and cannot guarantee that the business model is* appropriate to the implementation of its business plan.

3.3 Unproven revenue and profit potential of our business model.* Because the business model is unproven as to the sizes of the* assisted living and memory care units and the combination of the two* of them, both the revenue and profit potential of the Fund are* uncertain. If the Fund meets its revenue expectations, there is no* guarantee that the Fund will be profitable or that costs will not * continue to exceed revenue.

3.4 The revenue is dependent upon one tenant. The Properties will* have one tenant. There is a risk that tenant will not be able to* maintain necessary occupancy levels in one or more of the*
Properties and there is no guarantee that tenant will be profitable* There is a risk that tenant will be unable to pay the rent as it* comes due. If the rent is not paid as it comes due, the Fund* may not be able to pay the normal, recurring operating expenses* of the Properties and/or the required monthly loan payments. The* risk of being unable to pay the recurring operating expenses and the* required monthly loan payment is that the Fund, at the extreme,* could face foreclosure on one or more of the Properties or in a* lesser case, the projected cash distributions will not be able to be* made.

3.5 Lack of tenant operational history for Properties.*
The Properties have not yet been identified, purchased, developed* or constructed, and are not in operation at this time, and it is * not possible to determine if the Properties will be profitable.* If the Properties are not profitable, the tenant could cease* operating the locations and cease rent payments. If the rents* are not paid as they come due, the Fund may not be able to pay* the normal, recurring operating expenses of the Properties,* as are required, and/or the required monthly loan payments.*
The risk of being unable to pay the recurring operating expenses* and the required monthly loan payment is that the Fund, at the* extreme, could face foreclosure on one or more of the Properties* or in a lesser case, the projected cash distributions will not be* able to be made.

3.6 Licensing Requirements. The assisted living component of* Tuscan Gardens, as well as the memory care component, each* requires a license from various states to operate.*
While the Fund Manager believes that it will obtain those* licenses, there can be no assurances that the licenses will* either be issued or be issued on a timely basis.

3.7 Risks of having no control in management.*
Under the Operating Agreement, Preferred Members do not have* a right to participate in the management of the Fund's affairs.*
Preferred Members cannot propose changes to the Manager or to the* Operating Agreement.

Under the Operating Agreement, it may also be difficult for*
Preferred Members to enforce claims against the Manager, which* means that Preferred Members may not be able to recover any losses* they may suffer through their ownership of Units arising from acts* of the Manager that harm the Fund's business.

The Manager and its management must discharge their duties with* reasonable care, in good faith and in the best interest of the Fund* Despite this obligation, the Operating Agreement limits* management's liability to the Fund and all Members. The Manager* is not liable for monetary damages unless it involves receipt of* an improper personal financial benefit, a willful failure to deal* fairly with the Fund on matters where there is a material conflict* of interest, a knowing violation of law, or willful misconduct.*
Any Member's ability to bring legal action against the Manager for* these actions is also limited. Members may only bring a legal action* on behalf of the Fund if it has refused to bring the action or an* effort to cause the Manager to bring the action is not likely* to succeed.

3.8 Members must rely on the Manager for management of the business.* The Manager will make all decisions with respect to the management* of the Fund. Preferred Members will have no right or power to take*
part in the management of the Fund. Therefore, they will be* relying entirely on the Manager for management of the Fund and the* operation of its business. The Manager may not be removed under* the Operating Agreement.

3.9 Certain affiliates of the Manager shall determine what is in* the best interests of the Fund and its Members. Certain individuals* control the majority of the membership interests of the Manager.* Therefore, these individuals will have a dominant role in* determining what is in the best interests of the Fund. Since* no person other than these individuals has any direct control over* management of the Fund, it does not have the benefit of independent* consideration of issues affecting its operations. Therefore, these* individuals will determine the propriety of their own actions, which* could result in a conflict of interest and a risk to the viability* and success of the Fund when they are faced with any significant* decisions relating to the affairs of the Fund.

3.10 Voting rights are limited under the Operating Agreement as * well as under the Florida Revised Limited Liability Company Act. * The Manager only may take the following significant actions:

(a) to amend the Operating Agreement;

(b) to change the Fund's business purpose or the investment objectives;

(c) to sell the Fund's Properties;

(d) to authorize a merger of the Fund; or

(e) to authorize the dissolution of the Fund.


Preferred Members will not have the right to vote on any matters* that the current Members may vote on other than those which* attempt to change or modify the rights and privileges as a Preferred* Member. In addition, the Florida Revised Limited Liability Company* Act does not grant Preferred Members any other specific voting rights.

3.11 Indemnification of Manager and Management Corporation. The * Operating Agreement provides indemnification of the Manager and * the Management Corporation. The Fund is bound to indemnify and * hold the Manager and the Management Corporation harmless for any * acts done or omitted to be done, under the authority granted to * the Manager and the Management Corporation, except in the case of * bad faith, willful or intentional misconduct, gross negligence, * reckless conduct or a knowing violation of law. This * indemnification will provide the Members with a more limited * right of action against the Manager and the Management Corporation * than they would have if the indemnification were not in the * Operating Agreement.

RISKS RELATED TO THE OFFERING

3.12 Arbitrary Determination of the Offering Price. The offering* price has been arbitrarily determined by the Manager and may not* bear any relationship to assets acquired or to be acquired or the* book value of the Company or any other established criteria or* quantifiable indicia for valuing a business. Neither the Company* nor the Manager represents that the Units have or will have a market* value equal to their offering price or that the Units could be resold* (if at all) at their original offering price.

3.13 Breaking Escrow. The Fund may break escrow when Twenty-five (25)* Units have been sold and the Fund has received investment funds* therefor of Two Hundred and Fifty Thousand Dollars($250,000.00).* There can be no assurance that the Fund will be able to sell the* remaining offered Units at any price.

3.14 No Market for Units. There is a risk that no market for the* Units will ever exist and as a result, the investment in the Fund* is illiquid in the event the Member desires to liquidate their* interest. If a Member attempts to sell their Units, prior to the* dissolution of the Fund, there is no certainty that they can be* sold for full market value or that the Units may be sold at any* price.

3.15 Investment Risk. There can be no assurance that the Fund* will be able to achieve its investment objectives or that* Members will receive any return of their capital. Investment* results may vary substantially over time and as a result,* investors should understand that the results of a particular* period will not necessarily be indicative of results in future* periods.

3.16 Risk of inability to obtain financing. There is no* guarantee that the Fund will be able to obtain financing under* these terms for the acquisition, development and/or construction* of the Properties or that any such financing will not exceed* seventy-five percent (75%) of the value of the completed Properties.*

3.17 Fund intends to use leverage. The Fund's objectives include* the use of leverage in the acquisition, development, construction,* and operation of the Properties. If the Fund does obtain* financing, the use of leverage increases the risk of an investment* in the Units, as it is possible that the rental income from the* Properties, in any month, will be inadequate to make the monthly* debt service required on the financing obtained. A result of being* unable to make the required financing payments could be that the* lender could complete a foreclosure and all of the investment in* the Units will be lost. There is also the risk that at the time* of the sale of the Properties, the sales proceeds will not be* greater than the amount needed to pay off the remaining balance* of the financing and, as a result, no cash will be available* for distribution to the Members.

3.18 Lack of capital. There is a risk that the amount of capital* to be raised by the Fund will be insufficient to meet the investment* objectives of the Fund. If there is a shortage of capital, the* Manager will use best efforts to obtain funds from a third party.* Obtaining funds from a third party may require an increase in the* amount of financing the Fund will be obligated to repay. In* addition, there is no certainty that funds from a third party will* be available at a reasonable cost, if available at all.

3.19 General economic conditions may affect the value and the* timing of sales of Fund Properties or the ability to finance* the Properties. The real estate market is affected by many factors,* such as general economic conditions, the availability of financing,* interest rates and other factors, including the supply and demand* for real estate investments, all of which are beyond the control of* the Fund. The Fund cannot predict whether it will be able to sell* its Properties for a price or on terms which are acceptable.* Further, the Fund cannot predict its ability to obtain adequate* funding from a third party lender to purchase any Property. There* are no assurances that the Fund can successfully achieve its* investment goals and therefore, investors may have to hold their* Units for an indefinite period of time, or have their Units sold* or redeemed for less than the Preferred Members' Capital Investment.

3.20 Environmentally hazardous property. Under various federal, * state and local environmental laws, ordinances and regulations, a * current or previous owner or operator of real property may be * liable for the cost of removal or remediation of hazardous or toxic * substances on, under or in such property. Such laws often impose * liability whether or not the owner or operator knew of, or was * responsible for, the presence of such hazardous or toxic substances. * Environmental laws also may impose restrictions on the manner in * which property may be used or businesses may be operated, and these * restrictions may require expenditures. Environmental laws provide for * sanctions in the event of noncompliance and may be enforced by * governmental agencies or, in certain circumstances, by private parties. * In connection with the ownership of the Properties, the Fund may be * potentially liable for such costs. The cost of defending against claims * of liability, complying with environmental regulatory requirements or * remediating any contaminated property could materially adversely affect * the value of the Fund's Properties and the Units.

3.21 Real estate investments are long-term investments and may be * difficult to sell in response to changing economic conditions.*
 Virtually all real property investments are subject to certain * inherent risks. Real estate investments are generally long-term * investments which cannot be quickly be converted to cash. Real * property investments are also subject to adverse changes in general * economic conditions or local conditions which may reduce the demand * for commercial property.

3.22 Limited operating reserves. The Fund intends to establish an * operating reserve account with a portion of the proceeds raised from * this Offering to pay anticipated operating, administrative and other * expenses that shall be incurred following the Closing Date of this * Offering. If future expenses increase by unanticipated amounts, the * Fund may not have sufficient reserves to pay these obligations. The * Fund does not currently have any commitment or arrangement in place * to obtain additional funding, and there are no assurances that * additional funding can be obtained, if necessary, or that such * additional funding, if obtained, will be adequate for its financial * needs.

3.23 Legal, tax and regulatory risks. Legal, tax and regulatory * changes could occur during the lifetime of the Fund that may * adversely impact the Fund, its taxation status and any distributions * to Members.

3.24 Tax liability may exceed cash distribution from the disposition. * There is a risk that on the disposition of the Properties the tax * liability may exceed the distributable cash available. In the event of * a foreclosure, or other involuntary disposition of the Properties, * there is the possibility that a Member may have a larger tax liability * than the amount of cash available for distribution at the time of the * event, or at any time in the future.

3.25 Risk of audit of Member's returns. There is a risk that an audit * of the Fund's records could trigger an audit of the individual Member's * tax records.

RISK RELATED TO CONFLICTS OF INTEREST

3.26 Manager or Management Corporation May be Involved in Similar * Investments. The Manager or the Management Corporation, or their * affiliates, may act as Managers in other limited liability companies * engaged in making similar investments and intend to act as the Managers * of new limited liability companies to be formed.

3.27 Manager or Management Corporation May Have Interests in Similar * Properties. The Manager or the Management Corporation, or their affiliates, * own or may come to own an interest in properties that may compete with the * Properties of the Fund.

3.28 Manager or Management Corporation May Act on Behalf of Others. The * Manager or the Management Corporation, or their affiliates, who may act as * managers for the Fund, may act in such capacities for other investors, * companies, partnerships or entities that may compete with the Properties * of the Fund.

3.29 Manager or Management Corporation May Raise Capital for Others.  *
The Manager or the Management Corporation, or their affiliates, who will * raise investment funds, may act in the same capacity for other investors, * companies, partnerships or entities that may compete with the Properties * of the Fund.

3.30 Manager's or Management Corporation's Compensation May be a Conflict. * The compensation plan for the Manager or the Management Corporation may * create a conflict between the interests of the Manager, the Management * Corporation, and the interests of the Fund. Capital from the Fund will be * used to fund the start-up and operation of Tuscan Gardens until stabilization * has occurred.

3.31 Members of Manager or Management Corporation Allocating Time and * Resources to Affiliated Entities. Members of the Manager or the Management * Corporation may have a conflict in allocating their time and resources * between the Fund and other business activities they are involved with. *
The Operating Agreement does not specify any minimum amount of time or * attention that the Manager or the Management Corporation or their Members * must devote to the Fund.

3.32 Principals of Manager and Management Corporation May Provide for * Affiliated Partnerships. The principals of the Manager and the Management * Corporation are comprised of individuals who *are also principals of the * Fund and other Fund affiliated organization* s organized to promote investments in assisted living facilities. The * Managers may provide for partnerships by and between those organizations * and the Fund to construct, develop and/or operate Tuscan Gardens' facilities.

3.33 Principals of Manager and Management Corporation. The Manager and the * Management Corporation are comprised of individuals who are also principals * of the Fund, Tuscan Gardens Group, LLC, Tuscan Gardens Management Corporation, * Tuscan Gardens Development Corporation, Tuscan Gardens Management Group, LLC, * Tuscan Gardens Real Estate Fund, LLC, Tuscan Gardens Real Estate Fund Manager, * LLC, Tuscan Gardens Real Estate Advisors, LLC, Tuscan Gardens Income * Management Corporation, Tuscan Gardens Income Fund, LLC, Tuscan Gardens *
Income Fund Manager, LLC, Tuscan Gardens Income Fund Advisors, LLC, Tuscan * Gardens Income Fund III, LLC, Tuscan Gardens Income Fund III Manager, LLC, * Delta Tuscan, LLC, Tuscan Gardens of Longwood, LLC, Tuscan Gardens of Longwood * Management Company, LLC, Tuscan Gardens of Winter Park, LLC, Tuscan Gardens * of Winter Park Management Company, LLC, Tuscan Gardens of Venetia Bay, LLC, * Tuscan Gardens of Venetia Bay Management Company, LLC, Tuscan Gardens of * Venetia Bay Development Company, LLC, Tuscan Gardens of Venetia Bay * Properties, LLC, Tuscan Gardens Income Fund II, LLC, Tuscan Gardens Income * Fund II Manager, LLC, and Tuscan Gardens, Inc., which owns the "Tuscan * Gardens" brand name, trade name, trade dress, design, and all other * intellectual property, and its affiliates, and PinoNicholson, PLLC, which * represents all of the above identified entities. A principal of the Manager * and the Management Corporation will also operate as the developers of the * properties to be purchased, developed and constructed by the Fund and will * receive development fees associated therewith. In addition, Principals of * Manager and Management Corporation may provide additional or subsequent * Private Offerings or Terms of Offer different than herein for the * construction, development and/or operation of Tuscan Gardens' facilities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular, as well as other documents connected herewith, * contain "forward-looking statements," such as statements related to * financial condition and prospects, lending risks, plans for future business * development and marketing activities, capital spending and financing * sources, capital structure, the effects of regulation and competition, * and the prospective business of the Fund. In some cases you can identify * these statements by forward-looking words such as "anticipate," "believe," * "estimate," "expect," "intend," "may," "will," "continue," "anticipate," * "could," "would," "project," "plan," or the negative or plural of these * words as well as other or similar words and expressions.

You should not rely upon forward-looking statements as predictions of * future events. These forward-looking statements are subject to a number * of risks, uncertainties and assumptions, including those described in *
"Risk Factors." In light of these risks, uncertainties and assumptions, * the forward-looking events and circumstances discussed in this Offering * Circular may not occur and actual results could differ materially and * adversely from those anticipated or implied in the forward-looking statements.

Except as required by law, neither we nor any other person assumes * responsibility for the accuracy and completeness of the forward-looking * statements. We undertake no obligation to update publicly any forward-* looking statements for any reason after the date of this Offering Circular * to conform these statements to actual results or to changes in our expectations.

You should read this Offering Circular and the documents that we reference in * this Offering Circular and have filed with the Securities and Exchange * Commission as exhibits to the Form 1-A of which this preliminary Offering * Circular is a part with the understanding that our actual future results, * levels of activity, performance and events and circumstances may be materially * different from what we expect.

IN VIEW OF THE FOREGOING, EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH HIS OR * HER OWN ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS REGARDING THE * DESIRABILITY AND CONSEQUENCES OF AN INVESTMENT IN THE FUND. PROSPECTIVE * INVESTORS SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR OR ANY * PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE MANAGER, OR ANY PROFESSIONAL * ASSOCIATED WITH THE OFFERING, AS LEGAL OR TAX ADVICE. THE MANAGER AND THE *
FUND HAVE CONSULTED WITH LEGAL COUNSEL, ACCOUNTANTS AND OTHER EXPERTS * REGARDING THE FORMATION OF THE FUND. SUCH PERSONNEL ARE ACCOUNTABLE TO THE * FUND ONLY AND NOT TO THE MEMBERS THEMSELVES.

ITEM 4
PLAN OF DISTRIBUTION

The offering and sale of the Units will be made to investors through general * solicitation. The Fund will not be utilizing an underwriter or broker-dealer * for the sale of the Units. An investor who desires to invest in Units will * complete the Qualification Profile and Subscription Agreement. The Manager * will confirm that all Members meet the Fund's suitability standards.

ITEM 5
USE OF PROCEEDS

The following table shows a summary of the use of proceeds generated through * the sale of Units to Members of the Fund.

SUMMARY OF THE USE OF PROCEEDS
Estimated Application of Proceeds of This Offering


Minimum Dollar Amount

Percent
Maximum Dollar Amount

Percent
 Gross Offering Proceeds
 $250,000
100.00%
$50,000,000
100.00%
Less *
Offering Expenses




Legal and Accounting
 $1,250
 0.5%
$250,000
 0.5%
 Marketing *
and Distribution
$22,500
 9.00%
$4,500,000
 9.00%
Due Diligence and Compliance *
Fee
$1,250
0.5%
 $250,000
 0.5%
 Net Proceeds from Offering
$225,000
100.00%
 *
$45,000,000
 100.00%
 Use of Net Proceeds




 Property Acquisition, Development *
and Construction
$213,750
 95.00%
$42,750,000
95.00%
Legal Fees, Fund Management, *
Supervisory and Accounting Services and Other Working Capital Reserve
 $11,250
*
5.00%
 $2,250,000
 5.00%
 Total Use of Net Proceeds
 $225,000
 100.00%
$45,000,000
 *
100.00% DETERMINATION OF THE OFFERING PRICE

The offering price has been arbitrarily determined by the Manager and may not * bear any relationship to assets acquired or to be acquired or the book value * of the Company or any other established criteria or quantifiable indicia for * valuing a business. Neither the Company nor the Manager represents that the * Units have or will have a market value equal to their offering price or could * be resold (if at all) at their original offering price.

ITEM 6
DESCRIPTION OF BUSINESS

The Fund intends to acquire (1) to ten (10) parcels of real estate in the * United States, developing and constructing on each parcel a luxurious senior * housing community consisting of independent living, assisted living and/or * memory care for approximately sixty (60) to two-hundred and forty (240) * residents (collectively the "Properties"), and ultimately to own and/or * operate or sell the Properties.

In addition, the Fund also contemplates, from time to time, the acquiring * existing senior housing communities offering some combination of independent * living, assisted living and/or memory care where a substantial value addition * can be made by the management team resulting in favorable economic benefits * to the Fund. Those opportunities may or may not be in the luxurious senior * housing segment, but would incorporate mid-market to upper core senior housing * community facilities.

The Manager may employ a Licensed Real Estate Broker, which may be an * affiliate, to manage the Properties under an appropriate property management * agreement and will pay a reasonable monthly management fee for services * provided. The Manager will manage the Fund so as to provide for the generation * of distributable income through the operations of the Properties. The Manager * shall make monthly distributions of the funds available through the leasehold * of the Properties on a monthly basis and from operations annually, subject * to retention of reasonable working capital reserves, determined by and in * the discretion of the Manager. There will be no pro rata distribution for * partial months. No revenue and, therefore, no distributable income, will be * generated, if at all, until the properties are identified, purchased, * developed, constructed, and operating. There will be a lapse in time between * the date of any investment in the Fund until the Properties are completed and * operating.

The Manager will attempt to minimize operating expenses, while keeping the * Properties well maintained. Throughout the term, the Manager will attempt * to maximize value of the Properties through the maximization of the net * operating income generated from operations of the Properties.

ITEM 7
DESCRIPTION OF PROPERTY

The properties that will be acquired and/or developed by the Fund are * intended to consist of properties which are primarily located in primary * market areas which reflect mid to upper income demographics within an * age cohort of 75 and above which are under-served by existing senior * housing facilities. The senior housing communities will have approximately * 130,000 to 210,000 square feet located on parcels of approximately 5 to *
12 acres.

ITEM 8
DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Laurence J. Pino, Esquire is Chairman and Chief Executive Officer for the * Fund Manager and Tuscan Gardens Management Group, LLC. He is the CEO and * Founder of The Dynetech Group, Inc., a private equity firm specialized in * developing and growing businesses. He also serves as the Chairman of many * of its affiliates and subsidiaries. His business has involved developing and* growing some 80 distinct business enterprises selling over $1.5 billion of * goods and services and creating hundreds of millions of dollars of investment * capital.

Mr. Pino is a commercial litigation attorney and a member in good standing * of the Bar Associations of New York, Florida and California. Over the past *
30 years, Mr. Pino has transacted numerous real estate, stock, and investment * ventures for himself and his clients exceeding $500 million in value.

Charles C. Smith, Jr. is President and Chief Development Officer for the Fund * Manager and Tuscan Gardens Management Group, LLC. He is the CEO and Founder * of Delta Advisory Group, Inc., a federally registered investment advisory * firm. During his extensive career, he has been involved in a wide variety * of investments, businesses and investment management, including as a * principle in commercial real estate projects in excess of $200 million and * as a manager of market equities in excess of$150 million.

Sean D. Casterline is the Corporate Equity Officer for the Fund Manager.   *
He is the President and Founder of Delta Capital Management, LLC, a Florida * registered investment adviser, the President and Chief Investment Officer * for Delta Advisory Group, Inc., a federally registered investment dviser, * and co-manager for Aegis Wealth Management, LLC, a federally registered * investment adviser. He is also a CFA Charter holder.

Christopher P. Young, is Vice President and Chief Operations Officer for * the Fund Manager and Tuscan Gardens Management Group, LLC. From 2008 - 2013 * he was the Chief Operating Officer for Living Well Lodges LLC and The * Hofmeister Group where he was in charge of the day to day operations of * the companies and the development of the Senior Assisted Living division.

As the COO for Living Well Lodges LLC, he created the business model for * the site acquisition and market penetration criteria, along with the * operational pro forma's. In addition, Chris developed the financing model * that allowed the placement of seventy-five million ($75,000,000) dollars * in debt and fifteen million ($15,000,000) dollars in equity for three (3) * large Senior Assisted Living Communities in the state of Florida.

He has financing experience in the use of tax exempt bonds, taxable bonds, * EB-5, traditional bank debt, HUD financing programs, mezzanine debt and * equity. Chris has over 30 years of operational and executive level * experience with a variety of small and large corporations, including * General Motors and General Dynamics. Additionally, his experience includes * small and large scale construction projects, with up to three hundred * million ($300,000,000) dollars in value.

William N. Johnston is the Chief Investment Officer for the Fund Manager * and Tuscan Gardens Management Group, LLC and is responsible for * institutional investor relations and capital allocation From 2013-2014 * he served as Chief Investment Officer at Unicorp National Developments, * a leading developer of retail, mixed use, and multifamily properties. * From 2012-2013 he served as EVP Corporate Development and Interim Chief * Operating Officer at Digital Risk, LLC, where he delivered over $11mm * of annual operating margin growth through operational improvements and * supported the 2012 sale for $175bn to Mphasis Ltd., (an HP Company). * From 2006 - 2012 he served as the Chief Operating Officer at Liberty * Investment Properties, Inc. where he led national hotel development * programs with Goldman Sachs and Angelo Gordon. Over the course of his * career He has raised and invested more than $1.5 billion of capital * in various forms ranging from private equity to structured debt.

ITEM 9
REMUNERATION OF DIRECTORS AND OFFICERS

Name of individual or identity of group

Capacities in remuneration was receivedAggregate remuneration
Monthly

Officers
(4)

Officer

$27,000

ITEM 10
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As no Membership Interests have been issued, no securities are owned * by any officers, directors or the Manager.

ITEM 11
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There is no information to report.

ITEM 12 SECURITIES BEING OFFERED

Description of the Asset Classes Offered.

12.1 Units. Units will have no voting rights concerning the affairs of the * Fund. There are no preemptive, subscription or conversion rights associated * with the Units.

12.2 Asset and Classes. The Offering consists of eleven (11) asset classes, * as more specifically described below. Persons investing in each class will * become members of the Fund and are subject to the terms of the Operating * Agreement ("Members").

       12.2.1 Class A. Class A Membership Units represent Membership Units * which provide their income from all assets owned by the Fund and not specific * to any particular location. An investor in Class A Membership Units will * be investing in the diversified portfolio of Properties owned by the Fund.

       12.2.2 Class B, C, D, E, F, G, H, I, J, K Membership Units. These * classes represent Membership Units which provide their income from a * particular Property which is being developed by the Fund. An investor * in each one of those Membership Units will be investing in the designated * and particular Property to which those investments will be directed, the * specifics of which are more particularly set out in the Exhibit to the * Subscription Agreement for each Class Membership Unit.

Description of the Securities Offered.

12.3 Units. Distributions of Proceeds made by the Fund are made pro rata * to the holders of Preferred Units in that particular Class based upon one * of the following two methods, at the election of the Preferred Member.

       12.3.1 Growth & Income Method. The Growth & Income Method shall * represent distribution in the following three ways:

(a) A Fixed Rate of Return on the Capital Contribution, which shall * accrue for ninety (90) days from the Date of Investment on all Properties * for Class A Preferred Members, or on a particular Property for each of * the additional Preferred Class Members, payable monthly thereafter; and,

(b) Twenty percent (20%) of the Net Distributable Cash Flow on all * Properties for Class A Preferred Members or on a particular Property * for each of the additional Preferred Class Members, payable annually; and

(c) A Premium Preference of five percent (5%) of the Liquidity Proceeds * upon a Liquidity Event or such additional amount which may be required if * greater than five percent (5%), payable as a premium, to provide a * Preferred Member a non-compounded annual cumulative rate of return of at * least fifteen percent (15%).

       12.3.2 Lump-Sum Method. The Lump-Sum Method shall represent * distribution on all Properties for Class A Preferred Members or on a * particular Property for each of the additional Preferred Class Members * equal to sixty percent (60%) of the Liquidity Proceeds.

12.4 Fixed Rates of Return on Threshold Invested Capital.

(a) A Fixed Rate of Return of eight percent (8%)of Invested Capital per * annum payable on a monthly basis commencing ninety (90) days after receipt * of funds for those Preferred Members who have invested up to Ninety-Nine * Thousand Nine Hundred and Ninety-Nine Dollars ($99,999) and elected the * Growth & Income Method of distribution.

(b) A Fixed Rate of Return of nine percent (9%) of Invested Capital per * annum payable on a monthly basis commencing ninety (90) days after receipt * of funds for those Preferred Members who have invested One Hundred Thousand * Dollars ($100,000) to Two Hundred Forty-Nine Thousand Nine Hundred and * Ninety-Nine Dollars ($249,999) and elected the Growth & Income Method of * distribution.

(c) A Fixed Rate of Return of ten percent (10%) of Invested Capital per annum * payable on a monthly basis commencing ninety (90) days after receipt of funds * for those Preferred Members who have invested Two Hundred Fifty Thousand * Dollars ($250,000) or more and elected the Growth & Income Method of * distribution.

(d) If, in the discretion of the Manager, it is in the best interest of the * Fund, the Fixed Rate of Return may be accrued to the Preferred Member's * Capital Account rather than distributed in cash.

12.5 Redemption of Preferred Units. The Manager's business model anticipates * a series of Liquidity Events on one or more Properties of the Fund within a * five to seven year time frame from any particular investment by a Preferred * Member. Liquidity Events may provide for an ongoing series of redemptions * as more specifically set out herein.

(a) Any Preferred Member may request a redemption of the Preferred Member's * Preferred Units commencing on the sixtieth (60th) month of the Preferred * Member's Investment Date and continuing thereafter (Redemption Request). * Upon receipt of the Preferred Member's Redemption Request, Manager shall * provide for a redemption of the Preferred Member's Membership Interest * within six (6) months thereof based upon the most recent Valuation Event * on all properties for Class A Preferred Members, or on a particular * Property for each of the additional Preferred Class Members.

(b) For such purpose, the Manager will provide a Valuation Event within the * first quarter of each year to establish the value of Properties owned by the * Fund, individually and cumulatively, as of December 31 of the prior year.

(c) In the event that the Manager, in its reasonable discretion, determines * that a redemption pursuant to a Redemption Request hereinabove would not * optimize the value of the Preferred Member's Preferred Units, the Manager * shall have the right to extend redemption of the Redemption Request by an * additional period of six (6) months.

(d) The Manager may redeem all or any portion of the Preferred Units at * the Manager's sole and exclusive discretion at any time after thirty-six *
(36) months from the date which the Certificate of Occupancy is issued; * provided, however, that such redemption shall be for a Unit Value not * less than an amount which reflects a fifteen percent (15%) annual * non-compounded cumulative return to the Preferred Members, or on the * value of all Properties for Class A Preferred Members or on a specific * Property for the other Preferred Class Members, whichever is higher.

FINANCIAL STATEMENTS

As Tuscan Gardens Secured Income Fund, LLC is a newly formed company and, * as of the date of this Preliminary Offering Circular, it has no financial * statements and has been capitalized with $50,000 on deposit with a * financial institution.

PART III - EXHIBITS

Index to Exhibits

Exhibit No.
 2 Articles of Organization
Exhibit No. 3 Operating Agreement
Exhibit No. 4 Subscription Agreement

Date of this Preliminary Offering Circular:  June 19, 2015